Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Reports
First Quarter 2006 Results
Company posts best-ever quarterly revenue, reports positive EBITDA, and finalizes EarthLink and NextWeb transactions
San Jose, Calif. (Apr. 27, 2006) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, was EBITDA positive in the first quarter of 2006 on the strength of the company’s best-ever quarterly revenue and continuing execution of its cost management initiatives. Net loss for the first quarter of 2006 was $9.3 million, or $0.03 per share, an improvement of $8.6 million, or 48.0 percent, from the $17.9 million net loss, or $0.07 per share, reported for the fourth quarter of 2005. The first quarter of 2006 also saw Covad close its acquisition of wireless broadband provider NextWeb and a $50.0 million strategic financing agreement with EarthLink to expand line-powered voice access to eight additional cities.
Charles Hoffman, Covad president and chief executive officer, said: “In Q1 we delivered strong results and beat guidance by reporting positive EBITDA a full quarter ahead of schedule. We remain fully focused on executing our strategy and achieving our financial objectives.”
“We will continue to innovate and seek partnerships that fit our strategy, while steadily increasing our direct share of the business. The EarthLink investment in particular illustrates a strong commitment to Covad’s strategy and will enable us to create a next-generation network ahead of our competitors.”
Financial Summary
•	Net revenues for the first quarter of 2006 totaled $117.8 million, an increase of 3.6 percent from the $113.7 million reported for the fourth quarter of 2005, and an increase of 9.4 percent from the $107.7 million reported for the first quarter of 2005. Net revenues for the first quarter of 2006 included $1.7 million from a software license agreement.

•	Broadband and VoIP subscription revenues for the first quarter of 2006 totaled $101.0 million, an increase of 2.8 percent from the $98.3 million reported for the fourth quarter of 2005, and an increase of 10.4 percent from the $91.5 million reported for the first quarter of 2005. Refer to the Selected Financial Data below, including Note 3, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Wholesale subscribers for the first quarter of 2006 contributed $81.1 million of net revenues, or 68.9 percent, as compared to $80.1 million, or 70.5 percent, for the fourth quarter of 2005, and $76.3 million, or 70.8 percent, for the first quarter of 2005. Direct subscribers for the first quarter of 2006 contributed $36.7 million of net revenues, or 31.1 percent, as compared to $33.6 million, or 29.5 percent, for the fourth quarter of 2005, and $31.4 million, or 29.2 percent, for the first quarter of 2005.

•	Business subscribers for the first quarter of 2006 contributed $87.5 million of net revenues, or 74.3 percent, as compared to $82.7 million, or 72.7 percent, for the fourth quarter of 2005, and $77.3 million, or 71.8 percent, for the first quarter of 2005. Consumer subscribers for the first quarter of 2006 contributed $30.3 million of net revenues, or 25.7 percent, as compared to $31.0 million, or 27.3 percent, for the fourth quarter of 2005, and $30.4 million, or 28.2 percent, for the first quarter of 2005.

•	Loss from operations for the first quarter of 2006 totaled $9.0 million, an improvement of $8.8 million, or 49.4 percent, from the $17.8 million reported for the fourth quarter of 2005, and an improvement of $17.6 million, or 66.2 percent, from the $26.6 million reported for the first quarter of 2005.

•	Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first quarter of 2006 totaled $2.1 million, an improvement of $5.5 million from the $3.4 million EBITDA loss reported for the fourth quarter of 2005, and an improvement of $9.5 million from the $7.4 million EBITDA loss reported for the first quarter of 2005. EBITDA for the first quarter of 2006 includes $1.7 million from a software license agreement, and $0.7 million of employee stock-based compensation expense as a result of Covad’s adoption of SFAS 123R effective January 1, 2006. As previously reported, EBITDA loss for the fourth quarter of 2005 included a reduction in network costs of approximately $4.2 million, primarily as a result of a billing settlement reached with Verizon Communications, Inc., which was partially offset by an increase in employee compensation and other operating expenses of approximately $2.5 million, primarily as a result of reductions in workforce during the fourth quarter of 2005. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Net loss for the first quarter of 2006 totaled $9.3 million, or $0.03 per share, an improvement of $8.6 million, or 48.0 percent, from the $17.9 million net loss, or $0.07 per share, reported for the fourth quarter of 2005. For the first quarter of 2005, Covad reported net income of $34.4 million, or $0.11 per share. Net income for the first quarter of 2005 included a $54.0 million gain that was deferred when Covad deconsolidated its former subsidiary, BlueStar Communications Group, Inc., in 2001. Also included in net income for the first quarter of 2005 is a $7.2 million net gain from the sale of part of Covad’s investment in ACCA Networks Co. Ltd, a Japanese broadband provider. Excluding these gains, net loss for the first quarter of 2005 would have been $26.8 million. Compared to this adjusted number for the first quarter of 2005, net loss for the first quarter of 2006 improved by $17.5 million, or 65.3 percent, from the first quarter of 2005.

•	Cash, cash equivalents and short-term investment balances, including restricted cash and investments, at the end of the first quarter of 2006 totaled $140.3 million, an increase of $38.3 million when compared to the balance of $102.0 million at the end of the fourth quarter of 2005. As stated above, Covad received $50.0 million as a result of the strategic funding agreement with EarthLink to expand line-powered voice access to eight additional cities. In addition, as a result of the close of the acquisition of NextWeb, Covad paid, on a net basis, approximately $3.2 million as part of the purchase price consideration. Excluding the EarthLink and NextWeb transactions, Covad’s cash usage for the first quarter of 2006 was $8.5 million.

•	On April 13, 2006, Covad redeemed its secured collateralized customer deposit with AT&T for $33.5 million, which was approximately $1.8 million less than the carrying amount of such liability. As a result of the redemption, AT&T has relinquished its related liens on Covad’s assets. In conjunction with the redemption of this liability, Covad obtained a two-year senior secured revolving credit facility for up to $50.0 million from Silicon Valley Bank.
“In this quarter we were able to achieve strong financial results and improve our bottom line by growing our base of high value direct customers, monetizing prior investments in our business, and maintaining our focus on operating costs,” said Christopher Dunn, Covad chief financial officer. “Milestones such as the NextWeb acquisition, EarthLink investment, redemption of the AT&T collateralized customer deposit, and the recently established credit facility, position us well as we look towards the remainder of 2006 and beyond.”
Operating Statistics
•	Broadband lines in service at the end of the first quarter of 2006 were approximately 556,900, a 1.7 percent increase from the first quarter of 2005. While total broadband lines in service decreased by 1.8 percent from the fourth quarter of 2005, business broadband lines in service increased by 2,200 to 234,500. VoIP business customers at the end of the first quarter of 2006 were 1,328, a 15.8 percent increase from the fourth quarter of 2005 and a 92.5 percent increase from the first quarter of 2005. VoIP stations at the end of the first quarter of 2006 were approximately 42,800, a 5.4 percent increase from the fourth quarter of 2005 and an 82.9 percent increase from the first quarter of 2005.

•	Broadband lines in service at the end of the first quarter of 2006 were approximately 478,400, or 85.9 percent, wholesale and 78,500, or 14.1 percent, direct, as compared to approximately 488,100, or 86.1 percent, wholesale and 79,100, or 13.9 percent, direct at the end of the fourth quarter of 2005, and approximately 465,900, or 85.1 percent, wholesale and 81,500, or 14.9 percent, direct at the end of first quarter of 2005.

•	Broadband lines in service at the end of the first quarter of 2006 were approximately 322,400, or 57.9 percent, consumer and 234,500, or 42.1 percent, business, as compared to approximately 334,800, or 59.0 percent, consumer and 232,400, or 41.0 percent, business at the end of the fourth quarter of 2005, and approximately 320,200, or 58.5 percent, consumer and 227,200, or 41.5 percent, business at the end of first quarter of 2005.

•	Weighted average revenue per user, or ARPU, for broadband lines in service for the first quarter of 2006 was $56 per month, up from $54 for the fourth quarter of 2005, and up from $55 for the first quarter of 2005. VoIP ARPU, excluding resellers, was $1,900 per month for the first quarter of 2006, up from $1,681 for the fourth quarter of 2005, and up from $1,763 for the first quarter of 2005.

•	Net customer disconnections, or churn, for broadband lines averaged approximately 2.9 percent in the first quarter of 2006, up from 2.8 percent for the fourth quarter of 2005, and down from 3.1 percent for the first quarter of 2005.
Business Outlook Q2-06
•	Net revenues in the range of $117.0 – $121.5 million.

•	Broadband and VoIP subscription revenues in the range of $103.0 — $106.0 million.

•	EBITDA in the range of $2.0 – $4.0 million.

•	Net loss in the range of $6.5 – $10.0 million.

•	Net usage of cash, cash equivalents and short-term investments, including restricted cash and investments, are expected to be follows:

o	Core Business	$(6.0)	—	$(8.0)
o	LPVA build (funded by EarthLink in Q1-06)	(11.5)	—	(12.5)
o	Redemption of AT&T collaterized customer deposit	(33.5)	—	(33.5)
o	Draw on credit facility	5.0	—	5.0

	Total	$(46.0)	—	$(49.0)

Covad Analyst Day
Covad announced that it will host an event open to all analysts and investors on May 30, 2006. The event will take place at the Westin Hotel, Times Square, in New York City, starting at 1 p.m. ET. A Webcast of the event will be available on the Covad web site at http://www.covad.com/companyinfo/investorrelations. At the event, Covad senior management will discuss the company’s strategy and provide financial outlook for the remainder of 2006.
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Thursday, April 27, 2006 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/companyinfo/investorrelations. Investors and press may also participate in the call by dialing (866) 250-3615. Participants are advised to call in 5 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. ET on May 4, 2006 by dialing (800) 405-2236 and referencing pass code 11058725.
About Covad
Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, wireless broadband, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include expectations regarding Covad’s relationships with its customers and strategic partners, increases in Covad’s direct sales of services, improvements to its network, reaching cash flow positive and creation of a next-generation network ahead of its competitors, as well as the company’s expected revenue, Broadband and VoIP subscription revenue, broadband subscriber line growth, net loss, EBITDA, change in cash, cash equivalents and short term investments, including restricted cash and investments. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include operational challenges that may arise as we deploy line-powered voice access, difficulties as we rapidly expand, deploy and improve our services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s Forms 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Condensed Consolidated Balance Sheet Data

	As of	As of
	Mar 31, 2006	Dec 31, 2005
Cash, cash equivalents, and short-term investments	$84,985	$96,501
Restricted cash and cash equivalents	55,310	5,503
Accounts receivable, net	29,729	28,074
All other current assets	12,669	10,971
Property and equipment, net	70,035	71,663
Collocation fees and other intangible assets, net	26,314	20,715
Goodwill	50,020	36,626
Deferred costs of service activation	24,534	25,456
Deferred debt issuance costs, net	4,470	3,223
All other long-term assets	1,848	1,849

Total assets	$359,914	$300,581

Total current liabilities	$142,367	$133,217
Long-term debt	166,014	125,000
Collateralized and other long-term customer deposits	7,585	16,912
Unearned revenues	42,074	43,758
Other long-term liabilities	2,460	1,863
Total stockholders’ deficit	(586)	(20,169)

Total liabilities and stockholders’ deficit	$359,914	$300,581

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)
Condensed Consolidated Statements of Operations Data

	Three Months Ended
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
Revenues, net	$117,751	$113,651	$107,718

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	79,937	77,653	72,749
Selling, general and administrative	34,965	35,744	42,374
Depreciation and amortization of property and equipment	8,648	11,079	13,785
Amortization of collocation fees and other intangible assets	2,400	3,349	5,364
Provision for restructuring and post-employment benefits	763	3,640	—

Total operating expenses	126,713	131,465	134,272

Loss from operations	(8,962)	(17,814)	(26,554)

Other income (expense)
Gain on deconsolidation of subsidiary	—	—	53,963
Gain on sale of equity securities	—	—	7,246
Other	(318)	(74)	(281)

Other income (expense), net	(318)	(74)	60,928

Net income (loss)	$(9,280)	$(17,888)	$34,374

Earnings (loss) per common share:
Basic	$(0.03)	$(0.07)	$0.13

Diluted	$(0.03)	$(0.07)	$0.11

Weighted average number of common shares outstanding
Basic	276,488	266,601	263,690

Diluted	276,488	266,601	310,755

Gross Margin (Note 1)	$37,814	$35,998	$34,969
% of revenue	32.1%	31.7%	32.5%
EBITDA Calculation (Note 2)

	Three Months Ended
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
Net income (loss)	$(9,280)	$(17,888)	$34,374
Plus: Other (income) expense, net	318	74	(60,928)
Depreciation and amortization of property and equipment	8,648	11,079	13,785
Amortization of collocation fees and other intangible assets	2,400	3,349	5,364

EBITDA (Note 2)	$2,086	$(3,386)	$(7,405)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except key operating data)
Consolidated Revenue Data

	Three Months Ended
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
Broadband subscription revenue (Note 3)	$94,880	$93,537	$89,087
VoIP subscription revenue (Note 3)	6,124	4,735	2,431
High-capacity circuit subscription revenue	4,416	4,203	4,193

Total subscription revenue	105,420	102,475	95,711
Financially distressed partners (Note 4)	72	(64)	(126)
Customer rebates and incentives not subject to deferral (Note 5)	(77)	(21)	(48)
Other revenue, net (Note 6)	12,336	11,261	12,181

Revenues, net	$117,751	$113,651	$107,718

Consolidated Cost of Sales Data (exclusive of depreciation and amortization)

	Three Months Ended
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
Direct cost of revenue, net (Note 8)	$23,545	$22,552	$19,155
Other network and product costs (Note 9)	56,392	55,101	53,594

Cost of sales (exclusive of depreciation and amortization)	$79,937	$77,653	$72,749

Key Operating Data

	As of
	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005

End of Period Lines (EOP)
Company
Business	234,516	232,347	227,158
Consumer	322,434	334,828	320,256

Total Company	556,950	567,175	547,414

Wholesale
Business	171,855	171,000	168,189
Consumer	306,576	317,080	297,765

Total Wholesale	478,431	488,080	465,954

Direct
Business	62,661	61,347	58,969
Consumer	15,858	17,748	22,491

Total Direct	78,519	79,095	81,460

Direct VoIP
Customers	1,328	1,147	690
Stations	42,787	40,599	23,420

Average Revenue per User (ARPU)
Company
Business	$99	$98	$96
Consumer	$25	$25	$25

Total Company	$56	$54	$55

Wholesale
Business	$82	$82	$78
Consumer	$24	$24	$25

Total Wholesale	$45	$44	$44

Direct
Business	$145	$145	$147
Consumer	$34	$34	$32

Total Direct	$121	$119	$116

Direct VoIP
Customers (excluding resellers)	$1,900	$1,681	$1,763
Stations	$49	$41	$37

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook
EBITDA Calculation (Note 2)

	Three Months Ending
	Jun 30, 2006
	Projected Range of Results
Net loss	$(10,000)		$(6,500)
Plus: Other (income) expense, net	1,000		500
Depreciation and amortization of property and equipment	8,000		7,500
Amortization of collocation fees and other intangible assets	3,000		2,500

EBITDA (Note 2)	$2,000	to	$4,000

Consolidated Revenue Data

	Three Months Ending
	Jun 30, 2006
	Projected Range of Results
Broadband subscription revenue (Note 3)	$96,000		$98,000
VoIP subscription revenue (Note 3)	7,000		8,000
High-capacity circuit subscription revenue	4,000		4,500

Total subscription revenue	107,000	to	110,500
Financially distressed partners (Note 4):	—		—
Customer rebates and incentives not subject to deferral (Note 5)	—		—
Other revenue, net (Note 6)	10,000	to	11,000

Revenues, net	$117,000		$121,500

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, and (iii) other income (expense), net, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3.	Broadband and VoIP subscription revenue is defined as billings for recurring broadband and VoIP services provided during the period. Broadband and VoIP subscription revenue excludes charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high-capacity circuits and other adjustments. In addition, Broadband and VoIP subscription revenue includes bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband and VoIP subscription revenue is a useful measure for investors as it represents a key indicator of the growth of the company’s core business. Management uses broadband and VoIP subscription revenue to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.

8.	Direct costs of revenue, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband and VoIP services to our customers. Direct costs of revenue, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with equipment maintenance, central offices’ (COs) cost, installation costs paid to others, the internal installation services group, and federal universal service fund tax.